Exhibit 10.12

March 31, 2004

Ms. LeAnn Nealz
163 East 73rd Street #3
New York, NY   10021

Dear LeAnn,

I am pleased to offer you the position of Executive Vice President-Chief Design Officer, American Eagle Outfitters, reporting to Roger Markfield, Vice Chairman & President with responsibilities commensurate with such position.  The following summarizes your total compensation package from American Eagle Outfitters, Inc., including our Benefits Program, which proudly reflects the value we place on our Associate family.

Title:  Executive Vice President-Chief Design Officer, American Eagle Outfitters

Annual Salary:  $625,000 (paid bi-weekly)

Start Date:  Monday, May 31, 2004

Incentive Compensation Bonus:  You will be eligible to earn an incentive compensation bonus of 75% of your salary equal to $468,750, at target, with a maximum of 150% bonus equal to $937,500.   Your 'target' cash compensation is $1,093,750, with a potential 'maximum' cash compensation of $1,562,500.  Your incentive compensation bonus will not be prorated your first year, but will be prorated for any future year if target goals are met and you are involuntarily terminated, other than for cause, or you leave for Good Reason.

Restricted Stock:  You will receive a grant of 45,000 shares of restricted stock over a three-year period.  Vesting will occur annually, in equal increments, with 15,000 shares vesting each year, on the day before the anniversary of your date of employment.

Stock Options:  You will receive 75,000 stock options.  The options will be priced based on your employment date with an equal three-year vesting schedule on the day before each such anniversary of your date of employment.  You will be eligible for consideration of additional options under our Stock Options Program on an annual basis beginning in Spring of 2005.

Severance:  AE is an at-will employer.  This means that you can terminate your employment at anytime and for any reason and AE can also terminate your employment at any time and for any reason.  If AE terminates your employment, other than a termination for cause (as defined) or if you terminate your employment for "good reason" (as defined), you will receive severance in the form of a lump-sum payment of base salary for a period of twelve months.  In addition, the next tranche of restricted stock that would vest during your first three years of employment will vest at the time of an involuntary, not for cause, termination or Good Reason termination as a part of your severance benefit.  That early vesting would be for 15,000 shares.  You will not receive any severance pay if you quit (other than for Good Reason) or your employment termination is otherwise not at AE's request (other than for Good Reason).  Your receipt of severance pay will be conditioned upon your signature of our form of release and waiver in the form annexed hereto (with such changes therein as may be necessary to make it legally effective).

Performance Review:  Annual performance appraisals take place in March.  Mid-year performance discussions occur each fall.  You will receive your first evaluation for merit consideration in March 2005, with a February effective date.

401(k) Plan:  You will be eligible to start contributing on the first of the month following your 60th day of employment.  You may contribute up to 4.5% of your salary before-tax (up to the annual IRS allowable maximum of $12,000).  AE will match $1.00 of each $1.00 for the first 3% of your contribution and $.50 for contributions beyond 3%.  You are 100% vested in your before-tax and rollover contributions.  Employer contributions vest over five years based on a sliding scale of 20% per year.

Deferred Compensation Plan:  You will be eligible to start contributing on the first of the month following your employment date.  You may contribute a before-tax 50% of your salary in the first year (minimum of $5,000).  In following years, you may also defer 100% of your bonus.  This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties.

Health Insurance:  Medical, dental and vision coverage (if you elect to participate) will begin after your 60th day of employment. Until that time, we will reimburse you for the cost of Cobra insurance.

Disability Insurance:  You will be provided with Short-term and Long-term Disability after your 60th day of employment at no cost to you.  Additional supplemental insurance is also available.

Life Insurance:  You will be provided with Life Insurance at one times your annual salary after your 60th day of employment at no cost to you.  Accidental Death & Dismemberment Insurance will also be provided after you 60th day of employment at no cost to you.  Also, you may purchase supplemental life and dependent and spousal life insurance.

Paid Time Off (PTO):  You will accrue paid time off each pay period (every two weeks) to earn a maximum of 23 PTO days in your first year of employment.  You may begin to use your PTO days after 60 days of employment.  Paid Time Off is inclusive of all personal, sick and vacation days.

Associate Discount:  You will receive 40% off regular price merchandise and 25% off sale merchandise.

Professional Services Fee(s):  You will receive reimbursement annually for up to $13,000 for services of a financial advisor.  In addition, you will be reimbursed for up to $6,000 for legal services connected to your Employment Agreement.  A gross up recognizing taxation will occur where applicable.

References/Drug Screen:  Your employment is contingent upon successful completion of your references and you passing a pre-hire drug screen.

Sincerely,

AMERICAN EAGLE OUTFITTERS, INC.

/s/ Jeffrey D. Skoglind

Jeffrey D. Skoglind
Vice-President, Human Resources

JDS:lhh

We very much look forward to you becoming a member of our team at American Eagle Outfitters.  Please sign and date one copy of this offer and return it to us; the additional copy is for your records.  Please let me know if you have any questions.

I accept the offer as outlined above:

/s/ LeAnn Nealz                                                          /s/ April 6, 2004
LeAnn Nealz                                                               Date